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                                                                      EXHIBIT 99

                        FOR RELEASE:     January 20, 1998
                        CONTACT:         Andrew W. Attivissimo, President
                                         First Central Financial Corporation
                                         266 Merrick Road
                                         Lynbrook, NY 11563

        Lynbrook, New York, January 20, 1998 - First Central Financial Corporation announced today that the proposed purchaser of First Central's two operating subsidiaries has indicated that it is not prepared to proceed with the transaction on the terms previously reported. Discussions with the proposed purchaser are proceeding but it does not appear that such purchaser will make any significant funds available to First Central. In addition, First Central continues to seek investors or other purchasers of First Central's primary subsidiary, First Central Insurance Company, but such efforts have been unproductive.

        In its Quarterly Statement filed with the New York Insurance Department on November 14, 1997, First Central Insurance Company reported a deficit in statutory surplus of $2,164,786 at September 30, 1997. As a result of such deficit, rehabilitation and/or liquidation proceedings may shortly be commenced with respect to First Central Insurance Company. In such event, it is unlikely that First Central would realize any significant value for First Central Insurance Company and accordingly, no significant sums would be available to holders of First Central's 9% Convertible Subordinated Debentures due 2000 or to First Central's shareholders.

Except for historical information, this news release contains forward-looking statements which involve unknown risks and uncertainties that may cause First Central's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in First Central's filings with the Securities and Exchange Commission.